UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2009

ActivIdentity Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34137	45-0485038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California		94555
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2009 in connection with ActivIdentity Corporation’s (“ActivIdentity’s”)  execution of an agreement to sell certain assets and license others to idOnDemand, Inc., Jason Hart, a nonemployee director of ActivIdentity tendered his resignation from the board of directors of ActivIdentity (the “Board”) to be effective immediately.  Mr. Hart was not a member of any committee of the Board at the time of his resignation. There are no disagreements between ActivIdentity and Mr. Hart that caused or contributed to Mr. Hart’s resignation. Mr. Hart’s term of office on the Board was scheduled to expire at the close of the 2010 annual meeting of stockholders.

On August 3, 2009, the Audit Committee of the Board approved the sale of certain immaterial assets and the licensing of other assets to idOnDemand, Inc., a privately held corporation of which Mr. Hart is a stockholder, director and officer.  Pursuant to an asset sale agreement between ActivIdentity and idOnDemand, upon closing of the transaction, idOnDemand will issue 300,000 shares of its common stock to ActivIdentity.  ActivIdentity will hold 10% of the shares of idOnDemand at closing.

In connection with Mr. Hart’s resignation, ActivIdentity has agreed to (i) accelerate vesting for three months of the June 2009 restricted stock unit grant to acquire ActivIdentity common stock held by Mr. Hart, (ii) accelerate vesting of all unvested shares subject to outstanding options to purchase ActivIdentity common stock held by Mr. Hart and (iii) amend the provisions of all outstanding options to purchase ActivIdentity common stock held by Mr. Hart to provide Mr. Hart with 12 months, after the date he ceased to be an ActivIdentity director, to exercise his options to purchase ActivIdentity common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVIDENTITY CORPORATION

Date: August 14, 2009	By:	/s/ JACQUES KERREST
Jacques D. Kerrest
Chief Financial Officer and
Chief Operating Officer